Exhibit 10.1

2701 Patriot Boulevard

Glenview, Illinois 60026

June 29, 2015

Mr. Michel Cup

Dear Michel:

On behalf of Mead Johnson Nutrition (“the Company”), I am pleased to extend our offer to join our leadership team. The following summarizes the key terms of our offer to join the Company.

Your position will be Executive Vice President & Chief Financial Officer, Level 21.  I trust that in your conversations with us you have developed a good understanding of the responsibilities and obligations of the job. The position will be located in the Company’s headquarters location in Glenview, IL, USA.

The following table summarizes the primary elements of your offer to join the Company:

Element		Comments

Base Salary	USD 700,000

Annual Incentive Plan: MJN Senior Executive Performance Incentive Plan	Fully performing target range: 68% - 102%; Midpoint of 85%	Your target bonus will be prorated based on hire date during first year of employment.

Annual Long-Term Incentive (“LTI”)	USD 1,858,000

Your LTI award target value for your grade level will be delivered in the form of Performance Share Units (PSUs), Stock Options, and Restricted Stock Units (RSUs). Individual LTI awards can be adjusted up or down from the target based on individual performance or other factors. LTI award guidelines are reviewed annually and may be adjusted periodically. Your first annual cycle grant will be delivered in 2016.

LTI holdings are subject to the Company’s share ownership guidelines which stipulate that you own and retain shares of company stock equivalent to 3 (three) times base salary.

Transition Equity Award	USD 1,200,000	To be granted on the first day of the month following your hire date, delivered as 50% options (3-year graded vesting) and 50% RSUs (4-year cliff vesting)

Transition Cash	USD 650,000 (gross)	Subject to clawback provisions upon voluntary resignation or termination for cause within 24 months of your hire date

Vacation	4 weeks of vacation

Vacation eligibility is earned at a rate of 10 percent of the annual allotment for each full calendar month worked in first calendar year. The full vacation allotment will be earned after your having worked 10 months of the calendar year.

Employee Benefits Programs

Benefits requiring election: medical/dental plans, reimbursement accounts, employee and dependent life insurance; The Mead Johnson & Company Retirement Savings Plan (401(k) plan).

Benefits not requiring an election: Short-term and long-term disability plans; travel accident plan

Benefits are subject to a 31 day enrollment period. Default medical plan, dental plan, and life insurance of two times base pay are in effect as of first day of employment.

Change in Control Benefits	You will be eligible to participate at the Tier 2 level: 2x base salary and bonus, as defined in the Plan.

Relocation Assistance	Relocation benefits will be offered to you consistent with the Company’s relocation policy	Relocation Repayment Agreement required

Other Elements	Pre-placement Fitness for Work Evaluation and Background Check; Employment Eligibility (I-9) Documentation; Confidentiality Agreement

We look forward to your joining the Company and hope you will find this offer satisfactory in every respect. If you have any questions, please do not hesitate to call me at 812-832-2438.  Your anticipated start date is September 1, 2015.

Sincerely,

/s/ Ian Ormesher
Ian Ormesher
Senior Vice President, Human Resources

Cc: MJN Staffing

I accept this offer with the terms and conditions as outlined in this letter:

/s/ Michel Cup	June 30, 2015
Michel Cup	Date